Exhibit F

March 10, 2017

The Republic of Argentina

Ministerio de Finanzas

Hipólito Yrigoyen 250

1310 City of Buenos Aires

Argentina

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Argentina (the “Republic”) in connection with the preparation and filing by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Act”) of a registration statement filed on the date hereof (the “Registration Statement”), pursuant to which the Republic offers to exchange (the “Offers”) up to U.S.$2,750,000,000 aggregate principal amount of 6.250% Bonds due 2019 (the “2019 New Bonds”), up to U.S.$4,500,000,000 aggregate principal amount of 6.875% Bonds due 2021 (the “2021 New Bonds”), up to U.S.$6,500,000,000 aggregate principal amount of 7.500% Bonds due 2026 (the “2026 New Bonds”), up to U.S. 2,750,000,000 aggregate principal amount of 7.625% Bonds due 2046 (the “2046 New Bonds”), up to U.S.$1,000,000,000 aggregate principal amount of 6.625% Bonds due 2028 (the “2028 New Bonds”), up to U.S.$1,750,000,000 aggregate principal amount of 7.125% Bonds due 2036 (the “2036 New Bonds”), up to U.S.$3,250,000,000 aggregate principal amount of 5.625% Bonds due 2022 (the “2022 New Bonds”) and up to U.S.$3,750,000,000 aggregate principal amount of 6.875% Bonds due 2027 (the “2027 New Bonds” and, together with the 2019 New Bonds, the 2021 New Bonds, the 2026 New Bonds, the 2046 New Bonds, the 2028 New Bonds and the 2022 New Bonds, the “New Bonds”) that have been registered under the Act for an equal principal amount of the Republic’s issued and outstanding 6.250% Bonds due 2019 (the “2019 Bonds”), 6.875% Bonds due 2021 (the “2021 Bonds”), 7.500% Bonds due 2026 (the “2026 Bonds”), 7.625% Bonds due 2046 (the “2046 Bonds”), 6.625% Bonds due 2028 (the “2028 Bonds”), 7.125% Bonds due 2036 (the “2036 Bonds”), 5.625% Bonds due 2022 (the “2022 Bonds”) and 6.875% Bonds due 2027 (the “2027 Bonds” and, together with the 2019 Bonds, the 2021 Bonds, the 2026 Bonds, the

2046 Bonds, the 2028 Bonds and the 2022 Bonds, the “Bonds”). The New Bonds will be issued pursuant to an indenture dated as of April 22, 2016 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”). Capital terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	the forms of the New Bonds attached as exhibits to the Registration Statement.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the New Bonds will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the 2019 New Bonds, the 2021 New Bonds, the 2026 New Bonds, the 2046 New Bonds, the 2028 New Bonds, the 2036 New Bonds, the 2022 New Bonds and the 2027 New Bonds, in substantially the forms filed as Exhibits A.a, A.b, A.c, A.d, A.e, A.f, A.g and A.h, respectively, to the Registration Statement have been duly executed by the Republic and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Republic in exchange for an equal principal amount of 2019 Bonds, 2021 Bonds, 2026 Bonds, 2046 Bonds, 2028 Bonds, 2036 Bonds, 2022 Bonds and 2027 Bonds, respectively, the New Bonds will be valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Republic, (a) we have assumed that the Republic and each other party to such agreement or obligation, has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The enforceability in the United States of the waiver by the Republic of its immunities, as set forth in Section 9.7 of the Indenture and Paragraph 16 of the New Bonds is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We also note that the designation in Section 9.7 of the Indenture and Paragraph 16 of the New Bonds of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture and the New Bonds, respectively, is (notwithstanding the waiver in Section 15 of the Section 9.7 of the Indenture and Paragraph 16 of the New Bonds) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion as to the enforceability of Paragraph 17 of the New Bonds relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit E to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Validity of Securities.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Andrés de la Cruz
Andrés de la Cruz, a Partner